Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                  SHAREHOLDER CONTACT
Mary Ann Susco                                  Marco Acosta
212-850-1382                                    800-597-6068 (Option #1)
suscom@jwseligman.com                           acostam@jwseligman.com

Seligman Quality Municipal Fund, Inc. Approves Change in Dividend Distributions
                               Effective June 2006

NEW YORK, May 18, 2006 - The Board of Directors of Seligman Quality Municipal Fund, Inc. (NYSE: SQF) today approved a change in the monthly dividend payment in respect of the Fund's common stock, effective June 2006. The new monthly dividend for Seligman Quality Municipal Fund will be $0.041 per share, which represents a 8.9% decrease in the amount of the monthly dividend previously paid to Stockholders.

Brian T. Zino, President of the Fund, said that the dividend change was required as a result of a continued narrowing of the spread between the Fund's net earnings on its investment portfolio and the dividend rate paid on its preferred shares. "Preferred rates have increased as the Federal Reserve Board has raised the federal funds target rate and could continue to rise as a result of further increases in the federal funds rate," he explained. Additionally, Mr. Zino said that Seligman Quality Fund's portfolio income has been, and likely will continue to be, negatively impacted by call activity on higher coupon bonds during 2006. "Interest income earned on these higher-coupon bonds cannot fully be replaced by today's lower long-term yields," he said.

Seligman Quality Municipal Fund is managed by J. & W. Seligman & Co. Incorporated, a New York based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain information about a Fund (including its investment objectives, risks, charges, expenses, and other information) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068.

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